Prospectus Supplement No. 46                                   Filed pursuant to
To the Prospectus dated January 24, 1997                          Rule 424(b)(3)
As Supplemented to Date                              Registration No.: 333-01926


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): October 3, 1997



                              DOCTORS HEALTH, INC.
             (Exact name of registrant as specified in its charter)



         MARYLAND                  333-1926              52-1907421
(State or other jurisdiction of    (Commission           (I.R.S. Employer
 incorporation or organization)    File Number)          Identification Number)



                             10451 Mill Run Circle
                                   10th Floor
                             Owings Mills, Maryland
                                     21117
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (410) 654-5800
              (Registrant's telephone number, including area code)


           The date of this Prospectus Supplement is October 15, 1997

Item 5.  Other Events

NYLCare Health Plans of the Mid-Atlantic, Inc.

                  On October 3, 1997, Doctors Health, Inc., (the "Registrant") entered into a Medicare Network Management Agreement (the "Network Agreement") and an Administrative Services Provider Contract for Global Risk Services (the "Service Agreement") with NYLCare Health Plans of the Mid-Atlantic, Inc. ("NYLCare"). Pursuant to the Network Agreement, NYLCare designated the Registrant as "Network Manager" responsible for managing the health care needs of NYLCare's approximately 10,000 Medicare enrollees who reside in certain portions of Maryland, Washington, D.C. and Virginia. Under this agreement, the Registrant will provide (i) network management services including quality assurance, utilization management and review, finance, information systems management, credentialing and other related services to primary care and specialist physician, and (ii) medical management services for NYLCare's Medicare patients through the Registrant's care management department.

                  In addition, the Registrant has accepted responsibility for meeting the health care needs of these enrollees through the Registrant's network of primary care physicians ("PCPs"), specialists and other health care providers and NYLCare's network of approximately 2,500 PCPs and 8,500 specialists. The Network Agreement terminates on October 1, 2000, and is subject to automatic renewal for additional one-year terms.

                  Pursuant to the Service Agreement, the Registrant has agreed to arrange for the delivery of certain designated medical services to NYLCare's Medicare enrollees for a percentage of the premium. The Service Agreement requires the Registrant to coordinate primary care, specialist, hospitalization and certain other medical services. The Service Agreement terminates on October 1, 2000 and is subject to automatic renewal for additional one-year terms.

Two-for-one stock split

                  On September 30, 1997, the Registrant announced a two-for-one stock split of its outstanding Common Stock, $.01 par value per share, to shareholders of record as of September 30, 1997. The distribution is expected to occur prior to October 30, 1997.

Incorporation in Delaware

                  On October 10, 1997, the Registrant completed its re-incorporation as a Delaware corporation by merging the Maryland corporation Doctors Health, Inc. into a newly created Delaware corporation, Doctors Health, Inc. with the Delaware corporation surviving. There were no material amendments to the rights and privileges of the Registrant's stockholders as a result of this transaction.


Item 7.  Exhibits

Number        Title
------        -----

10.55         Medicare Network Management Agreement dated October 1, 1997.

10.56         Administrative Service Provider Contract for Medicare Global
              Risk Services


SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   DOCTORS HEALTH, INC.

Date:         October 14, 1997                     /s/ Stewart B. Gold
                                                   -------------------
                                                   Stewart B. Gold
                                                   President